Exhibit 10.2
Compensation Arrangements with Certain Executive Officers
     The following table sets forth the 2008 salary for the Company’s current executive officers identified by name pursuant to Item 11 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the compensation disclosures in the Company’s Proxy Statement for its 2009 Annual Meeting of Shareholders that is incorporated by reference into such Item 11. The table also sets forth each such officer’s 2009 incentive compensation target under the Company’s Executive Annual Incentive Compensation Plan (the “EICP”), as a percentage of salary, and his actual incentive compensation award for 2008 (whether under the EICP or based on other considerations).

			2009
	2008	2009	Incentive
	Incentive	Base	Compensation
	Compensation	Salary	Target(1)
Paul B. Domorksi	$296,202	$458,400	80%
President and CEO

Neilson A. Mackay	$150,000	$330,000	55%
Executive Vice President and COO

Gary B. Shell	$89,860	$252,000	50%
Senior Vice President, Chief Financial Officer and Treasurer

David A. Smith	$144,058	$244,100	50%
Vice President and General Manager, Defense & Space

Gary M. Hebb (2)	$114,447	$209,200	50%
Vice President, Innovation & Strategy

(1).	Actual incentive compensation payment under the EICP is determined based on Company or divisional performance during 2009, primarily with reference to actual operating income and EPS compared with targets approved by the Compensation Committee in February 2009. For the CEO, COO, CFO, and VP, Innovation & Strategy, the determination is weighted 40% based on performance against a corporate operating income target and 40% based on performance against an EPS target. In each case, the target is consistent with the Company’s 2009 annual earnings guidance released in January 2009. The remaining 20% is based on achievement against individual objectives as set and evaluated by the CEO (the Board in the case of the CEO). In the cases of corporate officers other than the CEO, awards are subject to reduction by up to 10% based on the CEO’s evaluation of individual performance. For Mr. Smith, the determination is weighted 70% based on performance of the Defense & Space division, 15% based on corporate performance against the operating income target, and 15% based on performance against individual objectives as specified and evaluated by the CEO.

In general, divisional performance will be measured against operating income targets that are believed to require excellent execution of divisional business plans but are reasonably likely to be achieved.

In general, no incentive compensation based on financial targets is paid under the EICP if actual performance is at 80% or less of targeted performance. Performance above target would normally result in a 2-for-1 percentage increase in incentive compensation, except that the maximum payment based on divisional performance is 150% of target. The Committee retains the right to modify, either up or down, the incentive compensation otherwise payable based on the factoring process, or to make separate discretionary bonus payments of up to $100,000 in the aggregate, to take into account individual or Company/division performance on non-financial or supplemental financial objectives. The Committee and Board also have the right to make other discretionary awards, outside the EICP, based on factors they believe to be appropriate in the circumstances.

(2).	Mr. Hebb’s compensation is fixed and paid in Canadian dollars. The 2008 Incentive Compensation amount paid has been converted into US dollars at the average of the exchange rates in effect during 2008. The 2009 Base Salary amount has been converted based on the exchange rate at the time the revised salary was approved.

Each officer participates in the Company’s Employee Performance Bonus Plan on the same terms as all other full-time employees. Under this Plan, which was initiated in 2008 and partially replaces funding previously devoted to the Company’s qualified Retirement Benefit Plan, each employee receives a cash bonus equal to 4% (3% in 2008) of his or her base compensation if the Company (for corporate employees) or division (for divisional employees) achieves operating income targets, with proportional reductions for actual results less than the target and two-for-one increases for results in excess of the target. For 2008, payments were made to each corporate employee, including the CEO, COO and CFO, equal to 2.65% of base salary, based on achieving 88% of the $22,642,000 corporate operating income target. Messrs. Smith and Hebb received payments of 4% and 3.3%, respectively, based on performance of the Defense & Space and SATCOM divisions, respectively.
Each officer other than Mr. Hebb also participates in the Company’s 401(k) and Retirement Benefit Plans on the same terms as all other full-time employees, but Company contributions to the Retirement Benefit Plan for 2008 and later years is substantially below those in earlier years due to the implementation of the Employee Performance Bonus Plan. Mr. Hebb participates on the same terms as other employees in the Company’s Canadian retirement program, which is similar to the 401(k) plan for US employees. The Company does not currently provide a supplemental retirement plan for its executive officers.